Exhibit 99.1

               The Neiman Marcus Group Reports December Revenues

     DALLAS--(BUSINESS WIRE)--Jan. 6, 2005--The Neiman Marcus Group, Inc. (NYSE:NMG.A)(NYSE:NMG.B) announced the following preliminary Company-wide revenues:

                                      5 weeks ended

                                 January 1,      January 3,
                                    2005            2004     % Change
                              ----------------- ------------ ---------

Total Revenues                  $585 million    $541 million      8.2%

Comparable Revenues             $581 million    $524 million     10.8%


     Comparable revenues exclude the sales of Chef's Catalog prior to its disposition in November 2004.
     For the combined nine weeks of November and December 2004, comparable revenues increased 9.9 percent for The Neiman Marcus Group, Inc.
     In the five-week December period, comparable revenues in the Specialty Retail Stores segment, which includes Neiman Marcus Stores and Bergdorf Goodman, increased 10.4 percent. Stores in the Southeast and West had the strongest sales results for the month. Merchandise that sold well in the Specialty Retail Stores segment included women's contemporary sportswear and fine apparel, designer handbags, women's shoes, jewelry and men's.
     Comparable revenues at Neiman Marcus Direct in the five-week December period increased 14.1 percent. Top selling merchandise in the Direct Marketing segment included women's apparel and shoes, handbags, jewelry and accessories.
     The Company's five-week reporting period is consistent with last year and reflects a 4-5-4 week second quarter.

     The Neiman Marcus Group, Inc. operations include the Specialty Retail Stores segment and the Direct Marketing segment. The Specialty Retail Stores segment consists primarily of Neiman Marcus and Bergdorf Goodman stores. The Direct Marketing segment conducts both print catalog and online operations under the Neiman Marcus, Horchow and Bergdorf Goodman brand names. Information about the Company can be accessed at www.neimanmarcusgroup.com.

     From time to time, the Company makes statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain "forward-looking information." These statements are made based on management's expectations and beliefs concerning future events and are not guarantees of future performance.

     The Company cautions readers that actual results may differ materially as a result of various factors, some of which are beyond its control, including but not limited to: political or economic conditions; terrorist activities in the United States or escalation in the international war on terrorism; disruptions in business at the Company's stores, distribution centers or offices; changes in consumer confidence resulting in a reduction of discretionary spending on goods that are, or are perceived to be, "luxuries"; changes in demographic or retail environments; changes in consumer preferences or fashion trends; competitive responses to the Company's marketing, merchandising and promotional efforts and/or inventory liquidations by vendors or other retailers; changes in the Company's relationships with key customers; delays in the receipt of merchandise ordered by the Company due to work stoppages and/or other causes of delay in connection with either the manufacture or shipment of such merchandise; seasonality of the retail business; adverse weather conditions, particularly during peak selling seasons; delays in store renovations; natural disasters; significant increases in paper, printing and postage costs; litigation that may have an adverse effect on the Company's financial results or reputation; changes in the Company's relationships with designers, vendors and other sources of merchandise; the financial viability of the Company's designers, vendors and other sources of merchandise; the design and implementation of new information systems or enhancement of existing systems; changes in foreign currency exchange rates; impact of funding requirements related to the Company's noncontributory defined benefit pension plan; changes in the Company's relationships with sales associates; changes in key management personnel; changes in the Company's proprietary credit card arrangement that adversely impact its ability to provide consumer credit; or changes in government or regulatory requirements increasing the Company's cost of operations.
     These and other factors that may adversely effect the Company's future performance or financial condition are contained in its Annual Report in Form 10-K and other reports filed with and available from the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

     CONTACT: The Neiman Marcus Group, Inc., Dallas
              James E. Skinner, 214-743-7625
              or
              Stacie Shirley, 214-757-2967